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                                                                    Exhibit 23.1

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 3, 1999 (except for paragraphs 9 to 12 of Note 9 and Note 13, as to which the date is ___________, 1999), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-80411) and related Prospectus of ITXC Corp. for the registration of 7,187,500 shares of its common stock.


                                              Ernst & Young LLP


Metropark, New Jersey
       , 1999


The foregoing consent is in the form that will be signed upon the effectiveness of the common stock split and increase in authorized shares described in Note 13 to the consolidated financial statements.


                                                /s/ Ernst & Young LLP


Metropark, New Jersey
August 27, 1999